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                                                                     EXHIBIT 3.5

                          CERTIFICATE OF AMENDMENT OF
                   RESTATED CERTIFICATE OF INCORPORATION OF
                            VITRIA TECHNOLOGY, INC.

          JoMei Chang, Ph.D. hereby certifies as follows:

     One:   The original name of this corporation is Vitria Acquisition
Corporation and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is June 21, 1999.

     Two:   That she is the duly elected and acting President and Chief
Executive Officer of Vitria Technology, Inc., a Delaware corporation.

     Three: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:

         Article IV, Paragraph A shall be amended and restated to read in its entirety as follows:

  "A     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is six hundred five million (605,000,000) shares. Six hundred million (600,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

     Four: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     In Witness Whereof, Vitria Technology, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 25/th/ day of July, 2000.



                                          /s/ JoMei Chang, Ph.D.
                                    --------------------------------------------
                                    JoMei Chang, Ph.D.
                                    President and Chief Executive Officer